SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, BioMarin Pharmaceutical Inc. (“BioMarin”) announced that Jeffrey Cooper, its Senior Vice President and Chief Financial Officer, plans to leave BioMarin. Mr. Cooper will stay in his current role through the middle of the year and then transition to an advisory role until the end of 2012. In connection with the separation, on February 21, 2012, BioMarin and Mr. Cooper entered into a Severance Agreement and Release of All Claims (the “Severance Agreement”). The Severance Agreement provides that Mr. Cooper’s employment will terminate on December 20, 2012, provided that such date may be accelerated to any sooner date that Mr. Cooper elects upon 14 days advance notice (“Termination Date”), and that he will receive severance pay in the amount of five hundred twenty-six thousand one hundred forty-two dollars and fifty cents ($526,142.50). As consideration for this severance payment, Mr. Cooper will release BioMarin from any and all claims that he may have concerning his employment with BioMarin. BioMarin shall continue to pay Mr. Cooper his current salary of $378,384, including a previously approved increase to $389,735 effective on March 4, 2012, through the earlier of June 30, 2012 or the Termination Date. Unless Mr. Cooper has accelerated his termination, starting on July 1, 2012, Mr. Cooper will continue to provide services to BioMarin to assist in the transition of his current responsibilities for a minimum of 20 hours per week at a salary of $2,000 per week through the Termination Date.

The foregoing description of the Severance Agreement does not purport to be a complete description and is qualified in its entirety to the full text of the Severance Agreement that is attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 5.02.

On February 21, 2012, BioMarin issued a press release to announce the separation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Severance Agreement with Jeffrey H. Cooper dated February 21, 2012

99.1	Press Release of BioMarin Pharmaceutical Inc. dated February 21, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: February 21, 2012	By:	/s/ Brian R. Mueller
Brian R. Mueller Vice President, Corporate Controller and Chief Accounting Officer